As filed with the Securities and Exchange Commission on June 16, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Bioventus Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-0980861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
4721 Emperor Boulevard, Suite 100
Durham, North Carolina 27703
Telephone: (919) 474-6700
(Address of principal executive offices) (Zip code)
Bioventus Inc. 2023 Retention Equity Award Plan
(Full title of the plans)

Anthony P. Bihl III
Interim Chief Executive Officer
Bioventus Inc.
4721 Emperor Boulevard, Suite 100
Durham, North Carolina 27703
(919) 474-6700
(Name and address of agent for service) (Telephone number, including area code, of agent for service)
With copies to:
Donald Reynolds, Esq.
Wyrick Robbins Yates & Ponton LLP
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Telephone: 919.781.4000
Fax: 919.781.4865

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☒

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Information required by Item 1 is included in documents sent or given by Bioventus Inc. (the “Registrant”) to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).
Item 2. Registrant Information and Employee Plan Annual Information.
The written statement required by Item 2 is included in documents sent or given by the Registrant to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
•the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on March 31, 2023;
•the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2023, filed with the Commission on May 16, 2023;
•the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 9, 2023, February 28, 2023, as amended on March 3, 2023, April 5, 2023, as amended on April 11, 2023, May 16, 2023, May 26, 2023, and June 9, 2023 (in each case, to the extent such reports are filed, not furnished);
•the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 from the Registrant’s proxy statement on Schedule 14A, filed with the Commission on April 27, 2023; and
•the description of the Registrant’s capital stock contained in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.
Any statement in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 102 of the Delaware General Corporation Law of the State of Delaware (“DGCL”) permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
The Company’s amended and restated bylaws provide that the Company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any current or former director or officer of the Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity (a “covered person”), including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in the Company’s amended and restated bylaws, the Company shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board. Expenses must be advanced to a covered person under certain circumstances.
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify our directors and executive officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7. Exemption From Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit no.	Description

4.1
Amended and Restated Certificate of Incorporation of Bioventus Inc. (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-37844) filed on February 17, 2021.

4.2	Amended and Restated Bylaws of Bioventus Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-37844) filed on February 17, 2021)

5.1*	Opinion of Wyrick Robbins Yates & Ponton LLP

23.1*	Consent of Grant Thornton, Independent Registered Public Accounting Firm

23.2*	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	Bioventus Inc. 2023 Retention Equity Award Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No 001-37844), filed on June 9, 2023)

99.2
Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (File No 001-37844), filed on June 9, 2023)

107.1*	Filing Fee Table
* Filed herewith.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Exhibit 107 (Filing Fee Table) in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on June 16, 2023.

BIOVENTUS INC.

Date: June 16, 2023	By:	/s/ Anthony P. Bihl III
Anthony P. Bihl III Interim Chief Executive Officer and Director (Principal Executive Officer)

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Anthony P. Bihl III and Mark L. Singleton, or each of them singly, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments, including post-effective amendments to this registration statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Date	Title

/s/ Anthony P. Bihl III	June 16, 2023	Interim Chief Executive Officer and Director (Principal Executive Officer)
Anthony P. Bihl III

/s/ Mark L. Singleton	June 16, 2023	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Mark L. Singleton

/s/ William A. Hawkins III	June 16, 2023	Chairman
William A. Hawkins III

/s/ John A. Bartholdson	June 16, 2023	Director
John A. Bartholdson

/s/ Patrick J. Beyer	June 16, 2023	Director
Patrick J. Beyer

/s/ Philip G. Cowdy	June 16, 2023	Director
Philip G. Cowdy

/s/ Mary Kay Ladone	June 16, 2023	Director
Mary Kay Ladone

/s/ Michelle McMurry-Heath	June 16, 2023	Director
Michelle McMurry-Heath

/s/ Guido J. Neels	June 16, 2023	Director
Guido J. Neels

/s/ Guy P. Nohra	June 16, 2023	Director
Guy P. Nohra

/s/ Susan M. Stalnecker	June 16, 2023	Director
Susan M. Stalnecker

/s/ Martin P. Sutter	June 16, 2023	Director
Martin P. Sutter